                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                               (Amendment No. 1)*


                            NETSOL INTERNATIONAL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64115A105
                 ----------------------------------------------
                                 (CUSIP Number)


Najeeb U. Ghauri, President, NetSol International Inc., 233 Wilshire Blvd., Suite 930B, Santa Monica, California, 90401

--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


                                 April 27, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: XXX

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of - Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Exhibit Index on Page 11

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  2 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                         Blue Water Master Fund, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                      British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                     1,771,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                     1,771,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  3 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                         Blue Water Partners I, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                               OO
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                         0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                         0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  4 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                         Blue Water Fund, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             OO
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                      British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                         0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                         0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  5 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                         Blue Water Partners, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             OO
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                         0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                         0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  6 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                            JDI Management Corp.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             OO
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                        New York
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                         0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                         0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  7 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                             Jonathan D. Iseson
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             OO
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States of America
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                         0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                         0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO.  6115 A 105             13D                        PAGE  8 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                         Blue Water Partners II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                     (b) XXX [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

                             WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                                     344,400
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                                         0
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                                     344,400
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        2,115,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           24.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

                            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO.  6115 A 105             13D                        PAGE  9 OF 13 PAGES

ITEM 1.    SECURITY AND ISSUER

         Security: Common Stock, $0.001 par value Issuer: NetSol International Inc., 233 Wilshire Blvd., Suite 930B, Santa Monica, California, 90401

ITEM 2.    IDENTITY AND BACKGROUND

a) Blue Water Master Fund, L.P., a limited partnership whose general partner is Blue Water Partners, L.L.C.

         Blue Water Fund, Ltd., an international business corporation whose managing member is Blue Water Partners, L.L.C.

         Blue Water Partners, L.L.C., a limited liability company whose members are JDI Management Corp. and Tuna Capital, L.L.C.

         JDI Management Corp., a corporation whose sole shareholder is Jonathan
         D. Iseson.

         Jonathan D. Iseson, an individual.

         Blue Water Partners I, L.P., a limited partnership whose general partner is Blue Water Partners, L.L.C.

         Blue Water Partners II, L.P., a limited partnership whose general partner is Blue Water Partners, L.L.C.

b) Blue Water Master Fund, L.P. - c/o Citco Fund Services, Kaya Flamboyan 9, Curacao, Netherland Antilles Blue Water Fund, Ltd. - c/o Citco Fund Services, Kaya Flamboyan 9, Curacao, Netherland Antilles Blue Water Partners, L.L.C. - 701 Palomar Airport Road, Suite 150, Carlsbad, CA 92009 JDI Management Corp. - 6 Chanticlare, Manhasset, New York 11030 Jonathan D. Iseson - 6 Chanticlare, Manhasset, New York 11030 Blue Water Partners I, L.P. - 6 Chanticlare, Manhasset, New York 11030 Blue Water Partners II, L.P. - 6 Chanticlare, Manhasset, New York 11030

c) Blue Water Master Fund, L.P. - Investment trading and management Blue Water Fund, Ltd - Investment trading and management Blue Water Partners, L.L.C. - Investment trading and management JDI Management Corp. - Investment trading and management Jonathan D. Iseson - Investment trading and management Blue Water Partners I, L.P. - Investment trading and management Blue Water Partners II, L.P. - Investment trading and management

d) Blue Water Master Fund, L.P. has not been convicted in a criminal proceeding in the past five years. Blue Water Fund, Ltd. has not been convicted in a criminal proceeding in the past five years. Blue Water Partners, L.L.C. has not been convicted in a criminal proceeding in the past five years. JDI Management Corp. has not been convicted in a criminal proceeding in the past five years. Jonathan D. Iseson has not been convicted in a criminal proceeding in the past five years. Blue Water Partners I, L.P. has not been convicted in a criminal proceeding in the past five years. Blue Water Partners II, L.P. has not been convicted in a criminal proceeding in the past five years.

e)       Blue Water Master Fund, L.P. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.
         Blue Water Fund, Ltd. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.
         Blue Water Partners, L.L.C. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.

                                  SCHEDULE 13D
CUSIP NO.  6115 A 105             13D                       PAGE  10 OF 13 PAGES

         JDI Management Corp. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.

         Jonathan D. Iseson has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.

         Blue Water Partners I, L.P. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws. Blue Water Partners II, L.P. has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction in the past five years relating to federal or state securities laws.

f)       Citizenship:
         Blue Water Master Fund, L.P. - British Virgin Islands
         Blue Water Fund, Ltd. - British Virgin Islands
         Blue Water Partners, L.L.C. - California
         JDI Management Corp. - New York
         Jonathan D. Iseson - United States of America
         Blue Water Partners I, L.P. - Delaware
         Blue Water Partners II, L.P. - Delaware


ITEM 3.    SOURCE AND AMOUNT OF FUNDS
         Source: In each case the source of funds used to acquire securities of the issuer by the two entities holding title to the shares was from the working capital of the entity acquiring title to the shares. The working capital was derived from the sale of limited partnership interests to investors. Other than margin used in securities trading accounts, no borrowed funds were used in the acquisition by the entities holding title to the shares of the issuer.

         Amount: The aggregate cost of the shares to the entities holding title to the shares of the issuer was $43,063,311.20.


ITEM 4.    PURPOSE OF THE TRANSACTION
         In each case, the shares were acquired as a passive investment to be held for capital appreciation and not with any intention to effect a change of control of the issuer.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           a)  Amount of Securities:  2,115,900
               Percent:  24.8%

           b) Blue Water Master Fund, L.P. holds title to and has sole power to vote or to direct the vote of 1,771,500 of the 2,115,900 shares described in this filing. The limited partners of Blue Water Master Fund, L.P. are Blue Water Partners I, L.P. and Blue Water Fund, Ltd. Because they are the only limited partners of Blue Water Master Fund, L.P., their ownership of interests in Blue Water Master Fund L.P. may, under SEC interpretations, be deemed ownership of the securities owned by Blue Water Master Fund, L.P. Blue Water Partners I, L.P. and Blue Water Fund, Ltd. each specifically disclaims ownership of the securities described in this report. Blue Water Partners II, L.P. holds title to and has sole power to vote or to direct the vote of 344,400 of the 2,115,900 shares described in this filing. Blue Water Partners, L.L.C. is the general partner of each of Blue Water Master Fund, L.P. and Blue Water Partners II, L.P., and as such may, under SEC interpretations, be deemed a beneficial owner of the securities held by the partnerships. Blue Water Partners, L.L.C. specifically disclaims ownership of the securities described in this report. JDI Management Corp. provides investment advisory services to Blue Water Partners, L.L.C., and as such may, under SEC interpretations, be deemed a beneficial owner of the securities held by the partnerships. JDI Management Corp. specifically disclaims ownership of the securities described in this report. Jonathan D. Iseson holds a controlling interest in JDI Management Corp. and as such may, under SEC

                                  SCHEDULE 13D
CUSIP NO.  6115 A 105             13D                       PAGE  11 OF 13 PAGES

         interpretations, be deemed a beneficial owner of the securities held by the partnerships. Jonathan D. Iseson specifically disclaims ownership of the securities described in this report.


           c)  See attached schedule.

           d)  (Not applicable)

           e)  Not applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         None.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           Exhibit
           Number                        Description
           ------                        -----------
            None.                          n/a

                                  SCHEDULE 13D
CUSIP NO.  6115 A 105             13D                       PAGE  12 OF 13 PAGES


NETSOL INTERNATIONAL, INC. FORM 13D AMENDMENT 1
SCHEDULE A TO ITEM 5(C)
FILED BY BLUE WATER MASTER FUND, L.P. ET AL.
TRADES SINCE LAST 13D FILING

COMMON STOCK ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


    TITLE OF SECURITY           TRANSACTION DATE             AMOUNT       ACQUIRED (A)             PRICE
                                (MONTH/DAY/YEAR)                          DISPOSED OF (D)
BLUE WATER MASTER FUND, L.P. TRANSACTIONS

Common Stock                         4/24/00                  8,000               A                50.81

Common Stock                         4/24/00                 15,000               A                51.00

Common Stock                         4/25/00                  8,000               A                50.06

Common Stock                         4/25/00                  8,200               A                49.63

Common Stock                         4/25/00                 15,000               A                50.18

Common Stock                         4/26/00                 17,000               A                49.64

Common Stock                         4/27/00                 23,000               A                49.63

Common Stock                         4/27/00                  9,500               A                51.00

Common Stock                         4/27/00                 18,500               A                52.43

Common Stock                         4/28/00                 15,000               A                54.19

Common Stock                         4/28/00                  7,500               A                54.13

Common Stock                         4/28/00                  3,500               A                54.25

Common Stock                         4/28/00                 30,000               A                54.41

BLUE WATER PARTNERS II,
L.P. TRADES

Common Stock                         4/27/00               2,000.00               A                49.63

All transactions were open market purchases in the over-the counter secondary market.

                                  SCHEDULE 13D
CUSIP NO.  6115 A 105             13D                       PAGE  13 OF 13 PAGES


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLUE WATER MASTER FUND, L.P.               BLUE WATER FUND, LTD.

By:  Blue Water Partners, L.L.C.
         Its General Partner                  By:  Jonathan D. Iseson
                                              Its Director
         By:  JDI Management Corp.
                  Its Principal                 /s/ Jonathan D. Iseson
                                              -----------------------------
                  By:  Jonathan D. Iseson
                           Its Principal

 /s/ Jonathan D. Iseson
------------------------
--------------------------------------------------------------------------------
BLUE WATER PARTNERS, L.L.C.                JDI MANAGEMENT CORP.
By:  JDI Management Corp.
         Its Principal                        By:  Jonathan D. Iseson
                                                     Its Principal
         By:  Jonathan D. Iseson
                  Its Principal

 /s/ Jonathan D. Iseson                         /s/ Jonathan D. Iseson
-------------------------                     -----------------------------
--------------------------------------------------------------------------------
BLUE WATER PARTNERS I, L.P.                   JONATHAN D. ISESON

By:  Blue Water Partners, L.L.C.                /s/ Jonathan D. Iseson
         Its General Partner                  ----------------------------

         By:  JDI Management Corp.
         Its Principal

                  By:  Jonathan D. Iseson
                  Its Principal



 /s/ Jonathan D. Iseson
---------------------------
--------------------------------------------------------------------------------
BLUE WATER PARTNERS II, L.P.

By:  Blue Water Partners, L.L.C.
         Its General Partner                  Dated:      May 2, 2000
                                                    ----------------------------
         By:  JDI Management Corp.
         Its Principal

                  By:  Jonathan D. Iseson
                  Its Principal

 /s/ Jonathan D. Iseson
-----------------------------
--------------------------------------------------------------------------------